Exhibit 10.30

Annual Base Salaries Approved for Named Executive Officers

Effective June 29, 2008, the Compensation Committee approved the following base salaries for the named executive officers set forth below based on the New Compensation Program, individual performance assessments and market data:

Name and Principal Position (1)	Base Salary Effective 6/29/08
John P. McConnell Chairman of the Board and Chief Executive Officer	$600,000
George P. Stoe Executive Vice President and Chief Operating Officer	$550,000
Mark A. Russell President – The Worthington Steel Company	$385,000
Harry A. Goussetis President – Worthington Cylinder Corporation	$307,000

(1)

John S. Christie, President and Chief Financial Officer is excluded from this list as he is retiring from the Company on July 31, 2008. For information relative to Mr. Christie’s retirement, see the Current Report on Form 8-K of the Registrant dated May 5, 2008 and filed with the SEC on the same date (SEC File No. 1-8399).